Exhibit 14.1

THE TRIZETTO GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

As Adopted by the Board of Directors on October 23, 2007

I. INTRODUCTION

Set forth herein is the Code of Business Conduct and Ethics (the “Code”) adopted by The TriZetto Group, Inc. (“TriZetto”). This Code summarizes the basic principles and standards of conduct to guide all Directors, officers and employees of TriZetto in our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. All of our Directors, officers and employees must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of improper behavior. Our goal has been, and will continue to be, to advance the highest standards of ethical conduct. We expect all of our agents, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code. The Code does not supersede, change or alter existing TriZetto policies and procedures, including, but not limited to, TriZetto’s Employee Handbook and Insider Trading Policy.

The Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that TriZetto files with the Securities and Exchange Commission and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code; and

•	Accountability for adherence to the Code.

The Code covers a wide range of business practices and procedures, but is not intended to summarize all applicable laws and regulations or to respond to every question or concern that may arise. If you have a question regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, please contact TriZetto’s General Counsel or follow the procedures set forth in Section XVI of this Code.

Every director, officer and employee of TriZetto has a duty to adhere to this Code. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, and civil and criminal prosecution, if appropriate. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XVI of this Code.

II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which TriZetto’s ethical standards are built. All Directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Compliance with the law does not obviate the need to act with the highest ethical standards.

TriZetto provides a wide range of training, both mandatory and voluntary, for employees to promote understanding and compliance with various laws, rules and regulations.

III. CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of TriZetto. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her TriZetto work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with TriZetto. Loans to, or guarantees of obligations of, officers and employees, and their family members, may create conflicts of interest. Loans to Directors and executive officers of TriZetto are prohibited by law and may not be made.

A conflict of interest may arise if a TriZetto director, officer or employee works simultaneously for a competitor, customer or major supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of TriZetto policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut. If questions arise, you should consult TriZetto’s General Counsel. The Chief Executive Officer and Directors must report any such circumstance to and obtain approval from the Nominating and Corporate Governance Committee.

Any director, officer or employee who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or follow the procedures described in Section XVI of this Code.

IV. INSIDER TRADING

Directors, officers and employees of TriZetto who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about TriZetto should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please refer to TriZetto’s Insider Trading Policy for more information regarding TriZetto’s policies and procedures with respect to trading in TriZetto’s securities. If you have any questions, please consult TriZetto’s General Counsel.

This guidance also applies to trading in securities of other companies for which you receive information in the course of your employment with TriZetto.

V. CORPORATE OPPORTUNITIES

Directors, officers and employees are prohibited from personally benefiting from opportunities that are discovered through the use of corporate property, information or position without the consent of TriZetto’s Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain. Directors, officers and employees owe a duty to TriZetto to advance its legitimate interest when the opportunity to do so arises.

VI. COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No director, officer or employee of TriZetto should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any TriZetto director, officer, employee, family member of any of the foregoing, or agent unless it:

•	is not a cash gift;

•	is consistent with customary business practices;

•	is not excessive in value;

•	cannot be construed as a bribe or payoff; and

•	does not violate any laws or regulations.

Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

VII. DISCRIMINATION AND HARASSMENT

The diversity of TriZetto’s employees is a tremendous asset. As evidenced by our equal employment opportunity and anti-harassment policies, TriZetto is firmly committed to providing equal employment opportunity to qualified individuals regardless of race, color, religion, gender, age, national origin, sexual orientation, disability, veteran status, marital status, or other protected status. TriZetto will not tolerate illegal discrimination or harassment of any kind. Our anti-harassment policy explains in detail the types of conduct that are prohibited. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome conduct of a sexual nature. Violations of our anti-harassment and equal employment opportunity policies should be reported immediately as provided in those policies and in Section XVI, below.

All of our employees deserve a work environment where they will be respected and TriZetto is committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from discrimination and harassment.

VIII. HEALTH AND SAFETY

TriZetto strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions and complying with visitor hosting procedures and other facility security related policies and procedures.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol, illegal drugs or controlled substances. Employees who report to work under the influence of or in possession of illegal drugs or alcohol are subject to disciplinary action, up to and including termination.

IX. RECORD-KEEPING

TriZetto requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many Directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. No one should rationalize or even consider misrepresenting facts or falsifying records. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Controller’s Office. Rules and guidelines are available from the Controller’s Office.

All of TriZetto’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect TriZetto’s transactions, and must conform both to applicable legal requirements and to TriZetto’s system of internal controls and generally accepted accounting principles. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to TriZetto’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult TriZetto’s General Counsel.

X. FINANCIAL REPORTING AND DISCLOSURE

All transactions involving TriZetto and its subsidiaries must be documented, in reasonable detail, and accounted for on the books and records of TriZetto in accordance with generally accepted accounting principles and applicable laws and regulations. TriZetto’s Chief Financial Officer (“CFO”) is responsible for establishing and maintaining accounting policies and procedures, disclosure controls and internal control standards, and the requirements for financial reporting to TriZetto’s management and others.

XI. CONFIDENTIALITY

Directors, officers and employees must safeguard the confidentiality of confidential information entrusted to them by TriZetto or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to TriZetto or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us, including Protected Health Information (“PHI”) as required under the Health Insurance Portability and Accountability Act (“HIPAA”). The obligation to preserve confidential information continues even after employment ends. All officers and employees must complete training on TriZetto Privacy and Security policies and procedures and comply with applicable federal and state privacy requirements. Any violation of HIPAA privacy requirements should be reported to your supervisor and to the HIPAA Privacy Officer.

XII. PROTECTION AND PROPER USE OF TRIZETTO ASSETS

All Directors, officers and employees should endeavor to protect TriZetto’s assets, including funds, property, electronic communications systems, information resources, data, facilities, equipment and supplies to ensure their efficient use. Protection of TriZetto’s assets is vital since theft, carelessness and waste have a direct impact on TriZetto’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section XVI of this Code. TriZetto assets should not be used for non-TriZetto business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of TriZetto. Personal use of TriZetto assets must always be in accordance with TriZetto policy. You should consult your supervisor for appropriate guidance and permission.

The obligation of Directors, officers and employees to protect TriZetto’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, software programs, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of TriZetto policy. It could also be illegal and result in civil or criminal penalties. Each employee of TriZetto is required to comply with the provisions of TriZetto’s Intellectual Property policies and the Employee Invention Assignment and Confidentiality Agreement, whether or not such agreement has been executed by the employee.

XIII. PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate TriZetto policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. TriZetto’s General Counsel can provide guidance to you in this area.

XIV. IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No director, officer or employee of TriZetto shall take any action (e.g., offering or paying bribes or other financial incentives, providing inaccurate or misleading legal analysis, blackmailing, and making physical threats) or make any false, misleading or inaccurate oral or written statement to fraudulently influence, coerce, manipulate or mislead an independent registered public accountant engaged in the performance of an audit of TriZetto’s financial statements for the purpose of rendering the financial statements materially misleading.

XV. COMPLIANCE PROCEDURES

Each director, officer and employee of TriZetto must work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from TriZetto resources. In the case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or Human Capital Management manager. If that also is not appropriate, call TriZetto’s Senior Vice President, Human Capital Management or General Counsel.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, every effort will be made to protect your anonymity. TriZetto does not permit retaliation of any kind against employees for good faith reports of ethical violations or misconduct.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

The Nominating and Corporate Governance Committee shall establish procedures to ensure effective compliance with the Code, including requiring key employees to annually certify that they have read the Code and agree to abide by its terms.

XVI. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Directors, officers and employees are encouraged to promptly discuss with, or otherwise disclose to, their supervisors, managers or other appropriate personnel any observed or suspected illegal or unethical behavior. In the case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or your Human Capital Management manager. If that also is not appropriate, call TriZetto’s Senior Vice President, Human Capital Management or General Counsel.

Reporting of violations will remain confidential to the degree possible. No employee of TriZetto may be discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against in the terms and conditions of their employment because of reporting or aiding in the investigation of illegal or unethical behavior. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

Please refer to Section XVII of this Code for information regarding reporting complaints or concerns about accounting, internal accounting controls or auditing matters of TriZetto.

XVII. COMPLAINT PROCEDURES REGARDING AUDITING AND ACCOUNTING MATTERS

The Audit Committee of TriZetto’s Board of Directors has developed and adopted Complaint Procedures Regarding Auditing and Accounting Matters, which are attached to this Code as Exhibit “A” (the “Complaint Procedures”). Under the Complaint Procedures, any director, officer or employee of TriZetto who receives a complaint from any person, directly or indirectly, anonymously or openly, regarding accounting, internal accounting controls or auditing matters of TriZetto, should immediately report such complaint to the Chairperson of the Audit Committee using the Corporate Governance Hotline described below. In addition, any employee of TriZetto who has concerns regarding questionable accounting, internal accounting controls or auditing matters of TriZetto should report such concerns to the Chairperson of the Audit Committee using the Corporate Governance Hotline. In the alternative, any director or officer of TriZetto may, in writing or verbally, report any such complaint or concern to TriZetto’s General Counsel, who, upon being advised of such complaint, must then report such complaint to the Chairperson of the Audit Committee.

When communicating any complaint/concern, persons are encouraged to reveal their identity to the extent necessary to allow the Audit Committee to adequately investigate a complaint. However, a person may communicate a concern without revealing his/her identity. Any complaint/concern reported by an employee and the employee’s identity will be treated anonymously and confidentially (even if the employee has not requested anonymity and confidentiality), unless the employee agrees, either in writing or verbally, that such complaint/concern and/or the employee’s identity may be treated openly (or the employee specifies the extent to which they may be treated openly), except in accordance with applicable laws. Anonymous and confidential reports will only be disclosed to those persons who have a need to know in order to carry out the investigation of the complaint/concern. Upon being advised of a complaint/concern, the Chairperson of the Audit Committee, to the extent appropriate based on the severity and nature of the complaint/concern, shall confer with the other members of the Audit Committee and conduct or coordinate a timely and impartial investigation of the complaint/concern. Directors, officers and employees of TriZetto must cooperate with such investigation, and must truthfully disclose what they know about the matters under investigation.

TriZetto has established a toll free Corporate Governance Hotline to facilitate the submission and tracking of anonymous employee complaints/concerns and shall provide the toll free number to each employee of TriZetto in a separate communication.

For additional information, please refer to the full text of the Complaint Procedures, which is attached as Exhibit “A” to this Code.

XVIII. VIOLATIONS OF THE CODE AND DISCIPLINARY ACTION

Every director, officer and employee of TriZetto has a duty to adhere to this Code. Any individual who violates the standards in this Code is subject to disciplinary action, up to and including termination, and civil and criminal prosecution, if appropriate. TriZetto will promptly and properly document all reasons for disciplinary actions taken against its Directors, officers and employees for violations of the Code.

XIX. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for Directors or executive officers of TriZetto may be made only by TriZetto’s Board of Directors or a committee thereof and will be promptly disclosed as required by law or by stock exchange or market rule or regulation.

Exhibit “A”

THE TRIZETTO GROUP, INC.

Complaint Procedures Regarding Auditing and Accounting Matters

I. Introduction

The Audit Committee of the Board of Directors (the “Board”) of The TriZetto Group, Inc. (“TriZetto” or the “Company”) has developed and adopted the following Complaint Procedures Regarding Auditing and Accounting Matters (the “Complaint Procedures”). These Complaint Procedures should be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation and Bylaws, as amended, as well as all other corporate governance documents adopted by TriZetto’s Board of Directors or Committees of the Board.

II. Receipt, Retention and Treatment of Complaints

Any Director, officer or employee of the Company who receives a complaint from any person, directly or indirectly, anonymously or openly, regarding accounting, internal accounting controls or auditing matters of the Company, should immediately report such complaint to the Chairperson of the Audit Committee using the Corporate Governance Hotline described in Section III of these Complaint Procedures. In the alternative, a Director or officer of the Company may, in writing or verbally, report any such complaint to the Company’s General Counsel, who, upon being advised of such complaint, then must report such complaint to the Chairperson of the Audit Committee. Such complaints could be received from another Director, officer or employee or from a third party, and could be received either directly or indirectly, anonymously or openly, and in writing or verbally. Persons are encouraged to reveal their identify to the extent necessary to allow the Audit Committee to adequately investigate a complaint. However, a person may communicate a concern without revealing his/her identity.

Upon being advised of a complaint, the Chairperson of the Audit Committee shall confer with the Company’s General Counsel. To the extent appropriate based on the severity and nature of the complaint, the Chairperson of the Audit Committee shall confer with the other members of the Audit Committee and shall conduct or coordinate a timely and impartial investigation of the complaint. A written record of the investigation process shall be kept by the Chairperson of the Audit Committee. Directors, officers and employees of the Company, as well as independent investigators, may be utilized as necessary to ensure a complete investigation. Directors, officers and employees of the Company must cooperate with such investigation, and must truthfully disclose what they know about the matters under investigation.

During an investigation, the Audit Committee should diligently seek to obtain as much evidence as reasonably possible, both from documents and individuals, regarding the subject matter of the complaint. All relevant evidence must be analyzed and evaluated, and the Audit Committee shall determine an appropriate remedy and/or discipline.

To the extent practicable and subject to legal constraints, the Chairperson of the Audit Committee or the General Counsel shall advise the complainant of the results of the investigation and its resolution.

III. Complaints by Employees

Any employee of the Company who has concerns regarding questionable accounting, internal accounting controls or auditing matters of the Company should report such concerns to the Chairperson of the Audit Committee using the Corporate Governance Hotline described below. In the alternative, any officer of the Company may, in writing or verbally, report such concerns to the Company’s General Counsel who, upon becoming advised of such concerns, then must report such concerns to the Chairperson of the Audit Committee. Employees are encouraged to reveal their identity to the extent necessary to allow the Audit Committee to adequately investigate a concern. However, an employee may communicate a concern without revealing his/her identity.

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Notwithstanding anything else contained in these Complaint Procedures, any concerns reported by an employee and the employee’s identity must be treated anonymously and confidentially (even if the employee has not requested anonymity and confidentiality), unless the employee agrees, either in writing or verbally, that such concerns and/or the employee’s identity may be treated openly (or the employee specifies the extent to which they may be treated openly), except in accordance with applicable laws. Anonymous and confidential reports should only be disclosed to those persons who have a need to know in order to carry out the investigation of the concerns in accordance with the procedures contained in these Complaint Procedures.

Upon being advised of the employee’s concerns, the Chairperson of the Audit Committee and the Audit Committee shall follow the same procedures with respect to such concerns as contained in Section II of these Complaint Procedures, with the same cooperation from all Directors, officers and employees of the Company.

The Company has established a toll free Corporate Governance Hotline to facilitate the submission and tracking of anonymous employee complaints and shall provide the toll free number to each employee of the Company in a separate communication.

IV. POLICY OF NO RETALIATION AGAINST EMPLOYEES

Retaliation against any employee for submitting a good faith accounting, internal control or auditing concern or for providing any information with respect to a complaint or concern of any securities fraud by the Company against its stockholders is illegal and against Company policy. Employees must feel secure in (i) reporting concerns regarding questionable accounting or auditing matters of the Company, (ii) providing information and cooperating in connection with the investigation of any complaint or concern regarding accounting, internal accounting controls, or auditing matters of the Company, (iii) assisting in any investigation (including by third parties) or proceeding with respect to any securities fraud by the Company against its stockholders, and (iv) providing any information (including to third parties) with respect to any securities fraud by the Company against its stockholders. There shall not be any retaliation against an employee for taking any of such lawful actions.

Retaliation against an employee can include the discharge, demotion, suspension, threatening, harassment or other discrimination against such employee by any Director, officer, other employee, consultant or agent of the Company. All Directors, officers, employees, consultants and agents of the Company are prohibited from engaging in such retaliatory behavior.

Any employee who believes that he/she has been subjected to retaliation must immediately report the matter to the Chairperson of the Audit Committee using the Corporate Governance Hotline described in Section III. Upon being advised of an allegation of retaliation, the Chairperson of the Audit Committee and the Audit Committee shall follow the same procedures with respect to such allegation as contained in Section II of these Complaint Procedures, with the same cooperation from all Directors, officers and employees of the Company.

V. Provision of Intentionally False or Malicious Information; Disciplinary Action

If, during the course of an investigation, the Audit Committee determines that intentionally false or malicious information was provided by an employee of the Company in connection with the otherwise lawful actions of reporting concerns and/or providing information or cooperating in connection with investigations of complaints, concerns or securities fraud, the Company may take such disciplinary action, up to and including termination, against the employee who gave such intentionally false or malicious information.

VI. Amendments

The Audit Committee may amend these Complaint Procedures from time to time as it deems appropriate and in the best interests of the Company or as required by applicable laws or regulations.

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